Kenmar Global Trust - May 2004

     Kenmar Global Trust (KGT) ended the month of May down -1.55% with losses in stock indices, currencies and grains. The Net Asset Value per unit of KGT was $106.86 as of May 31, 2004.

Allocation of Assets to Advisors

                   MAY 1 2004     JUNE 1 2004
                   ----------     -----------
Graham                32%             31%
Grinham               36%             35%
Transtrend            32%             34%


The S&P 500 and Nasdaq indices posted gains for the month (+1.2% and +3.5% respectively) while the Dow Jones Industrial Average netted a small loss of -0.4%. During the month, volatile market conditions and interest rate uncertainty led to a "two steps forward, one step back" type of equity market, where solid footing was hard to achieve. Also during the month, the benchmark US Government 10-Year Note yield continued to climb, albeit at a much slower pace than April's surge, to end the month at 4.7%. In Japan, the Nikkei Index lost ground, ending a streak of five up-months in a row, posting a -4.5% return in May. The three major European stock indices netted losses for the month. Germany's DAX Index ended the month -1.6% while the UK's FTSE 100 Index was down -1.3%. France's CAC Index posted a marginal loss of -0.1%.

     During the first half of May the US dollar steadily rose but this strength proved to be unsustainable as it weakened against most major currencies, particularly the British pound, Swiss franc and euro. By month-end investors dumped the greenback amid growing geopolitical worries and a worsening investment climate. The Bank of England's decision to raise UK interest rates again bolstered Sterling against several major currencies. The Japanese yen and Swiss franc moved lower.

     In commodities, crude prices hit fresh record highs fuelled by persistent worries over soaring global demand and concerns about the future for Iraq. Gold prices moved higher as the greenback declined. In the grains, wheat prices closed lower. Cocoa prices ended the month higher.


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                               KENMAR GLOBAL TRUST
                           UNAUDITED ACCOUNT STATEMENT
                        FOR THE MONTH ENDING MAY 31, 2004





                            STATEMENT OF INCOME(LOSS)

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                       ($107,945.64)
Change in Unrealized Gain/(Loss)                                   ($150,162.57)
Gain/(Loss) on Other Investments                                     $84,230.90
Brokerage Commission                                                ($88,776.81)
                                                                ----------------
Total Trading Income                                               ($262,654.12)

EXPENSES
Audit Fees                                                            $3,333.33
Administrative and Legal Fees                                         $4,031.01
Management Fees                                                     $116,085.93
Offering Fees                                                        $10,000.00
Incentive Fees                                                            $0.00
Other Expenses                                                            $0.00
                                                                ----------------
Total Expenses                                                      $133,450.27

INTEREST INCOME                                                      $16,113.25

NET INCOME(LOSS) FROM THE PERIOD                                   ($379,991.14)
                                                                ================


              STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

Beginning of Month                             $24,583,528.94
Addition                                          $370,000.00
Withdrawal                                        ($25,326.81)
Net Income/(Loss)                                ($379,991.14)
                                           -------------------
Month End                                      $24,548,211.00

Month End NAV Per Unit                                $106.86

Monthly Rate of Return                                 -1.55%
Year to Date Rate of Return                            -3.75%






        To the best of our knowledge and belief, the information above is accurate and complete:


/s/ Kenneth A. Shewer                                 /s/ Marc S. Goodman
---------------------------                           --------------------------
Kenneth A. Shewer, Chairman                           Marc S. Goodman, President

                    Kenmar Advisory Corp., General Partner of
                               Kenmar Global Trust